Exhibit 5.1
[Popular, Inc. Letterhead]
August 15, 2008
Popular, Inc.
209 Muñoz Rivera Avenue
San Juan, Puerto Rico
Ladies and Gentlemen:
     As Chief Legal Officer of Popular, Inc., a Puerto Rico corporation (the “Company”), I refer to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the deferred compensation obligations (the “Obligations”) of the Company in the principal amount of $15,380,000 and up to 2,000,000 shares (the “Shares”) of the Company’s Common Stock issuable pursuant to the Company’s Puerto Rico Non-qualified Deferred Compensation Plan (the “Plan”). It is my opinion that (1) such Obligations, when established in accordance with the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, except as enforceability (a)may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (2) such Shares, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable.
     The foregoing opinion is limited to the laws of the Commonwealth of Puerto Rico and I am expressing no opinion as to the laws of any other jurisdiction.
     I own directly or indirectly, 64,966 shares of the Common Stock of the Company pursuant to the Company’s savings and investment plan and otherwise. I also hold stock options to acquire 92,747 shares of Common Stock pursuant to the Company’s stock option plan.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Brunilda Santos de Alvarez
Brunilda Santos de Alvarez Executive Vice President and Chief Legal Officer